Exhibit 99.1

Jack in the Box Inc. Reports Third Quarter FY 2014 Earnings; Updates Guidance for FY 2014; Declares Quarterly Cash Dividend

SAN DIEGO--(BUSINESS WIRE)--August 6, 2014--Jack in the Box Inc. (NASDAQ: JACK) today reported earnings from continuing operations of $26.1 million, or $0.64 per diluted share, for the third quarter ended July 6, 2014, compared with earnings from continuing operations of $17.3 million, or $0.38 per diluted share, for the third quarter of fiscal 2013.

Operating earnings per share, a non-GAAP measure which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, were $0.65 in the third quarter of fiscal 2014 compared with $0.41 in the prior year quarter.

A reconciliation of non-GAAP measurements to GAAP results is provided below, with additional information included in the attachment to this release. Figures may not add due to rounding.

	12 Weeks Ended		40 Weeks Ended
	July 6, 2014	July 7, 2013	July 6, 2014	July 7, 2013
Diluted earnings per share from continuing operations – GAAP	$0.64	$0.38	$1.82	$1.30
Restructuring charges	0.01	-	0.13	0.02
(Gains)/losses from refranchising	-	0.02	(0.03)	0.05
Operating earnings per share – Non-GAAP	$0.65	$0.41	$1.91	$1.37

Lenny Comma, chairman and chief executive officer, said, “Third quarter operating earnings per share increased 59 percent, driven by another quarter of better than expected same-store sales growth at Qdoba Mexican Grill®, solid same-store sales growth at Jack in the Box®, margin expansion, lower overhead, and a nearly 10 percent reduction in our diluted share count as we continued to use our growing free cash flow to return cash to shareholders.”

Increase (decrease) in same-store sales:

	12 Weeks Ended July 6, 2014	12 Weeks Ended July 7, 2013	40 Weeks Ended July 6, 2014	40 Weeks Ended July 7, 2013
Jack in the Box®:
Company	2.4%	1.2%	1.8%	1.4%
Franchise	2.4%	(0.3%)	1.7%	0.6%
System	2.4%	0.1%	1.7%	0.8%
Qdoba®:
Company	7.2%	0.5%	5.2%	0.3%
Franchise	7.7%	2.1%	5.6%	0.6%
System	7.5%	1.3%	5.4%	0.4%

“Jack in the Box company same-store sales increased 2.4 percent for the quarter, in line with our expectations,” Comma said. “The increase was driven primarily by growth in our breakfast and late-night dayparts.”

Jack in the Box system same-store sales growth for the quarter exceeded that of the QSR sandwich segment by 2.4 percentage points for the comparable period, according to The NPD Group’s SalesTrack® Weekly for the 12-week time period ended July 6, 2014. Included in this segment are 16 of the top QSR sandwich and burger chains in the country.

“Qdoba’s same-store sales in the third quarter increased 7.2 percent for company restaurants and 7.5 percent system-wide, our second consecutive quarter of growth in the 7 percent range. The top-line momentum continued with the Mango Mojo campaign, which followed our very successful Queso Bliss event in the prior quarter. In addition, the performance of our Qdoba company restaurants reflected less discounting, as well as double-digit growth in catering sales,” Comma concluded.

Consolidated restaurant operating margin increased by 120 basis points to 19.1 percent of sales in the third quarter of 2014, compared with 17.9 percent of sales in the year-ago quarter. Restaurant operating margin for Jack in the Box restaurants increased 150 basis points to 18.4 percent of sales. The improvement was due primarily to lower food and packaging costs and the benefit of refranchising, which were partially offset by higher utility costs. The decrease in food and packaging costs as a percentage of sales resulted from the benefit of price increases and favorable product mix changes, which were partially offset by commodity inflation of approximately 2.6 percent in the quarter. Restaurant operating margin for Qdoba restaurants was 20.6 percent of sales, equal to the prior year. The benefits of sales leverage and less discounting at Qdoba were offset by commodity inflation of approximately 2.6 percent, and higher incentive compensation for restaurant managers, utilities, maintenance and repairs, credit card fees and beverage equipment rental costs.

SG&A expense for the third quarter decreased by $4.7 million and was 13.6 percent of revenues as compared to 14.9 percent in the prior year quarter. The decrease reflects a $4.0 million reduction in pension expense and a $1.0 million decrease in advertising costs resulting from the Jack in the Box refranchising strategy. In addition, mark-to-market adjustments on investments supporting the company’s non-qualified retirement plans positively impacted SG&A by $2.8 million in the third quarter of 2014 as compared to a negative impact of $0.2 million in the third quarter of 2013, resulting in a year-over-year decrease in SG&A of $3.0 million. These decreases were partially offset by a $1.6 million increase in incentive and share-based compensation and a $1.1 million increase in advertising costs at Qdoba due to the timing of marketing activities.

The company is continuing its efforts to improve its cost structure and identify opportunities to reduce G&A as well as improve restaurant profitability across both brands. Total restructuring charges recorded during the third quarter of 2014 were $0.6 million relating primarily to severance costs, or approximately $0.01 per diluted share, as compared to $0.1 million during the third quarter of 2013. These charges are included in “Impairment and other charges, net” in the accompanying condensed consolidated statements of operations.

Gains on the sale of company-operated restaurants during the third quarter of fiscal 2014 include additional proceeds received as a result of the extension of underlying franchise and lease agreements for previously refranchised Jack in the Box restaurants of $0.3 million which were offset by a loss of $0.3 million related to the expected sale of one Jack in the Box market in the Southeast for which the company has received a signed letter of intent. This compares to a loss of $1.5 million, or approximately $0.02 per diluted share, in the prior year quarter.

In the third quarter of 2013, following the completion of the company’s previously disclosed review of market performance for its Qdoba brand, 62 company-operated Qdoba restaurants were closed, and the results of operations, impairment charges, lease obligations and other exit costs for these restaurants are included in discontinued operations in the accompanying consolidated statements of operations for all periods presented. Discontinued operations for the third quarter of fiscal 2014 include after-tax charges related to the Qdoba restaurant closures of approximately $0.03 per diluted share, as compared to $0.50 per diluted share for the third quarter of fiscal 2013. In addition, discontinued operations for both quarters included approximately $0.01 per diluted share related to the outsourcing of the company’s distribution business which was completed in fiscal 2013.

Capital Allocation

The company repurchased approximately 1,270,000 shares of its common stock in the third quarter of 2014 at an average price of $59.04 per share for an aggregate cost of $75.0 million. Year-to-date through the third quarter, the company repurchased approximately 4,948,000 shares at an average price of $55.98 per share, for an aggregate cost of $277.0 million. This leaves $59.7 million remaining under a $200 million stock-buyback program authorized by the company’s Board of Directors in February 2014 that expires in November 2015. In July 2014, the company’s Board of Directors authorized an additional $100 million stock-buyback program that also expires in November 2015.

The company also announced today that on July 31, 2014, its Board of Directors declared a quarterly cash dividend of $0.20 per share on the company’s common stock. The dividend is payable on September 2, 2014, to shareholders of record at the close of business on August 18, 2014.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the fourth quarter and fiscal year ending September 28, 2014. Fiscal 2014 is a 52-week year, with 16 weeks in the first quarter, and 12 weeks in each of the second, third and fourth quarters.

Fourth quarter fiscal year 2014 guidance

  Same-store sales are expected to increase approximately 1.5 to 2.5 percent at Jack in the Box company restaurants versus a 0.2 percent decrease in the year-ago quarter.
  Same-store sales are expected to increase approximately 5.0 to 6.0 percent at Qdoba company restaurants versus a 1.3 percent increase in the year-ago quarter.

Fiscal year 2014 guidance

  Same-store sales are expected to increase approximately 1.5 to 2.0 percent at Jack in the Box company restaurants.
  Same-store sales are now expected to increase approximately 5.0 to 5.5 percent at Qdoba company restaurants.
  Overall commodity costs are expected to increase by approximately 1.5 to 2.0 percent for the full year.
  Restaurant operating margin for the full year, which reflects an approximate 20 basis points impact from the July 2014 minimum wage increase in California, is expected to be approximately 18.0 to 18.5 percent, depending on same-store sales and commodity inflation.
  SG&A as a percentage of revenue is expected to be approximately 13.5 to 14.0 percent as compared to 14.8 percent in fiscal 2013. G&A as a percentage of system-wide sales is expected to decline to approximately 3.8 percent in fiscal 2014 from 4.3 percent in fiscal 2013.
  Impairment and other charges as a percentage of revenue are expected to be approximately 60 basis points, excluding restructuring charges.
  Approximately 15 new Jack in the Box restaurants are expected to open system-wide.
  Approximately 40 to 45 new Qdoba restaurants are expected to open, of which approximately 15 to 17 are expected to be company locations.
  Capital expenditures are expected to be approximately $70 million.
  The tax rate is expected to be approximately 35.5 to 36.5 percent.
  Operating earnings per share, which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, are now expected to range from $2.38 to $2.45 in fiscal 2014 as compared to operating earnings per share of $1.82 in fiscal 2013.

Conference call

The company will host a conference call for financial analysts and investors on Thursday, August 7, 2014, beginning at 8:30 a.m. PT (11:30 a.m. ET). The conference call will be broadcast live over the Internet via the Jack in the Box Inc. corporate website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:30 a.m. PT on August 7.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,250 restaurants in 21 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 600 restaurants in 47 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the following: the success of new products and marketing initiatives; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, and risks relating to expansion into new markets; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(Unaudited)

Operating earnings per share, a non-GAAP measure, is defined by the company as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising. Management believes this non-GAAP financial measure provides important supplemental information to assist investors in analyzing the performance of the company’s core business. In addition, the company uses operating earnings per share in establishing performance goals for purposes of executive compensation. The company encourages investors to rely upon its GAAP numbers but includes this non-GAAP financial measure as a supplemental metric to assist investors. This non-GAAP financial measure should not be considered as a substitute for, or superior to, financial measures calculated in accordance with GAAP. In addition, this non-GAAP financial measure used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Below is a reconciliation of non-GAAP operating earnings per share to the most directly comparable GAAP measure, diluted earnings per share from continuing operations. Figures may not add due to rounding.

	12 Weeks Ended		40 Weeks Ended
	July 6, 2014	July 7, 2013	July 6, 2014	July 7, 2013
Diluted earnings per share from continuing operations – GAAP	$0.64	$0.38	$1.82	$1.30
Restructuring charges	0.01	-	0.13	0.02
(Gains)/losses from refranchising	-	0.02	(0.03)	0.05
Operating earnings per share – Non-GAAP	$0.65	$0.41	$1.91	$1.37

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
	Quarter		Year-to-Date
	July 6,	July 7,	July 6,	July 7,
	2014	2013	2014	2013
Revenues:
Company restaurant sales	$264,398	$270,863	$861,000	$888,565
Franchise revenues	84,094	79,466	278,444	263,321
	348,492	350,329	1,139,444	1,151,886
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging	84,459	88,712	274,119	289,259
Payroll and employee benefits	71,733	74,242	237,165	250,006
Occupancy and other	57,671	59,360	189,378	195,372
Total company restaurant costs	213,863	222,314	700,662	734,637
Franchise costs	42,563	40,116	140,070	132,265
Selling, general and administrative expenses	47,422	52,078	155,238	171,246
Impairment and other charges, net	1,668	3,428	12,633	9,053
(Gains) losses on the sale of company-operated restaurants	(24)	1,509	(2,242)	3,179
	305,492	319,445	1,006,361	1,050,380
Earnings from operations	43,000	30,884	133,083	101,506
Interest expense, net	3,535	3,270	12,388	12,061
Earnings from continuing operations and before income taxes	39,465	27,614	120,695	89,445
Income taxes	13,338	10,318	43,294	30,954
Earnings from continuing operations	26,127	17,296	77,401	58,491
Losses from discontinued operations, net of income tax benefit	(1,424)	(22,952)	(4,611)	(30,167)
Net earnings (losses)	$24,703	$(5,656)	$72,790	$28,324

Net earnings (losses) per share - basic:
Earnings from continuing operations	$0.66	$0.40	$1.87	$1.35
Losses from discontinued operations	(0.04)	(0.52)	(0.11)	(0.69)
Net earnings (losses) per share (1)	$0.62	$(0.13)	$1.76	$0.65
Net earnings (losses) per share - diluted:
Earnings from continuing operations	$0.64	$0.38	$1.82	$1.30
Losses from discontinued operations	(0.03)	(0.51)	(0.11)	(0.67)
Net earnings (losses) per share (1)	$0.61	$(0.12)	$1.71	$0.63

Weighted-average shares outstanding:
Basic	39,692	43,772	41,320	43,435
Diluted	40,787	45,247	42,605	44,978

Cash dividends declared per common share	$0.20	$-	$0.20	$-

(1) Earnings per share may not add due to rounding

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)
	July 6,	September 29,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$9,892	$9,644
Accounts and other receivables, net	75,720	41,749
Inventories	7,697	7,181
Prepaid expenses	54,669	19,970
Deferred income taxes	31,008	26,685
Assets held for sale	3,490	11,875
Other current assets	1,925	108
Total current assets	184,401	117,212
Property and equipment, at cost	1,506,372	1,516,913
Less accumulated depreciation and amortization	(781,730)	(746,054)
Property and equipment, net	724,642	770,859
Intangible assets, net	15,805	16,390
Goodwill	149,110	148,988
Other assets, net	228,531	265,760
	$1,302,489	$1,319,209
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$10,860	$20,889
Accounts payable	24,646	36,899
Accrued liabilities	156,791	153,886
Total current liabilities	192,297	211,674
Long-term debt, net of current maturities	524,160	349,393
Other long-term liabilities	272,591	286,124
Stockholders’ equity:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	—	—
Common stock $0.01 par value, 175,000,000 shares authorized, 79,904,208 and 78,515,171 issued, respectively	799	785
Capital in excess of par value	347,328	296,764
Retained earnings	1,236,609	1,171,823
Accumulated other comprehensive loss	(59,572)	(62,662)
Treasury stock, at cost, 40,874,642 and 35,926,269 shares, respectively	(1,211,723)	(934,692)
Total stockholders’ equity	313,441	472,018
	$1,302,489	$1,319,209

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)
	Year-to-Date
	July 6,	July 7,
	2014	2013
Cash flows from operating activities:
Net earnings	$72,790	$28,324
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	70,585	74,870
Deferred finance cost amortization	1,677	1,764
Deferred income taxes	6,951	2,523
Share-based compensation expense	8,128	10,049
Pension and postretirement expense	10,585	23,959
Gains on cash surrender value of company-owned life insurance	(8,312)	(5,209)
(Gains) losses on the sale of company-operated restaurants	(2,242)	3,179
Losses on the disposition of property and equipment	2,353	2,525
Impairment charges and other	7,241	28,237
Loss on early retirement of debt	789	939
Changes in assets and liabilities, excluding acquisitions and dispositions:
Accounts and other receivables	(9,376)	33,776
Inventories	(516)	26,393
Prepaid expenses and other current assets	(36,514)	(24,091)
Accounts payable	(3,035)	(27,857)
Accrued liabilities	16,615	7,196
Pension and postretirement contributions	(14,107)	(13,168)
Other	(9,689)	(6,121)
Cash flows provided by operating activities	113,923	167,288
Cash flows from investing activities:
Purchases of property and equipment	(43,825)	(57,971)
Purchases of assets intended for sale and leaseback	(19)	(25,198)
Proceeds from the sale of assets	5,698	36,553
Proceeds from the sale of company-operated restaurants	8,199	8,415
Collections on notes receivable	2,555	5,837
Acquisitions of franchise-operated restaurants	(1,750)	(11,014)
Other	2,838	4,054
Cash flows used in investing activities	(26,304)	(39,324)
Cash flows from financing activities:
Borrowings on revolving credit facilities	618,000	554,000
Repayments of borrowings on revolving credit facilities	(460,000)	(619,000)
Proceeds from issuance of debt	200,000	200,000
Principal repayments on debt	(193,262)	(175,783)
Debt issuance costs	(3,607)	(4,392)
Dividends paid on common stock	(7,990)	—
Proceeds from issuance of common stock	27,069	48,000
Repurchases of common stock	(284,258)	(92,152)
Excess tax benefits from share-based compensation arrangements	15,167	1,261
Change in book overdraft	1,507	(38,584)
Cash flows used in financing activities	(87,374)	(126,650)
Effect of exchange rate changes on cash and cash equivalents	3	—
Net increase in cash and cash equivalents	248	1,314
Cash and cash equivalents at beginning of period	9,644	8,469
Cash and cash equivalents at end of period	$9,892	$9,783

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table presents certain income and expense items included in our consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated. Percentages may not add due to rounding.

CONSOLIDATED STATEMENTS OF OPERATIONS DATA
	Quarter		Year-to-Date
	July 6,	July 7,	July 6,	July 7,
	2014	2013	2014	2013
Revenues:
Company restaurant sales	75.9%	77.3%	75.6%	77.1%
Franchise revenues	24.1%	22.7%	24.4%	22.9%
Total revenues	100.0%	100.0%	100.0%	100.0%
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging (1)	31.9%	32.8%	31.8%	32.6%
Payroll and employee benefits (1)	27.1%	27.4%	27.5%	28.1%
Occupancy and other (1)	21.8%	21.9%	22.0%	22.0%
Total company restaurant costs (1)	80.9%	82.1%	81.4%	82.7%
Franchise costs (1)	50.6%	50.5%	50.3%	50.2%
Selling, general and administrative expenses	13.6%	14.9%	13.6%	14.9%
Impairment and other charges, net	0.5%	1.0%	1.1%	0.8%
(Gains) losses on the sale of company-operated restaurants	—%	0.4%	(0.2)%	0.3%
Earnings from operations	12.3%	8.8%	11.7%	8.8%
Income tax rate (2)	33.8%	37.4%	35.9%	34.6%

(1) As a percentage of the related sales and/or revenues.
(2) As a percentage of earnings from continuing operations and before income taxes.

The following table presents Jack in the Box and Qdoba company restaurant sales, costs and costs as a percentage of the related sales. Percentages may not add due to rounding.

SUPPLEMENTAL COMPANY-OPERATED RESTAURANTS STATEMENTS OF OPERATIONS DATA
(Dollars in thousands)
	Quarter				Year-to-Date
	July 6, 2014		July 7, 2013		July 6, 2014		July 7, 2013
Jack in the Box:
Company restaurant sales	$180,129		$197,239		$605,206		$667,854
Company restaurant costs:
Food and packaging	58,909	32.7%	66,552	33.7%	197,419	32.6%	222,545	33.3%
Payroll and employee benefits	49,860	27.7%	55,019	27.9%	168,313	27.8%	190,129	28.5%
Occupancy and other	38,147	21.2%	42,258	21.4%	125,965	20.8%	141,267	21.2%
Total company restaurant costs	$146,916	81.6%	$163,829	83.1%	$491,697	81.2%	$553,941	82.9%
Qdoba:
Company restaurant sales	$84,269		$73,624		$255,794		$220,711
Company restaurant costs:
Food and packaging	25,550	30.3%	22,160	30.1%	76,700	30.0%	66,714	30.2%
Payroll and employee benefits	21,873	26.0%	19,223	26.1%	68,852	26.9%	59,877	27.1%
Occupancy and other	19,524	23.2%	17,102	23.2%	63,413	24.8%	54,105	24.5%
Total company restaurant costs	$66,947	79.4%	$58,485	79.4%	$208,965	81.7%	$180,696	81.9%

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table summarizes the changes in the number and mix of Jack in the Box and Qdoba company and franchise restaurants in each fiscal year:

	July 6, 2014			July 7, 2013
	Company	Franchise	Total	Company	Franchise	Total
Jack in the Box:
Beginning of year	465	1,786	2,251	547	1,703	2,250
New	—	10	10	4	11	15
Refranchised	(14)	14	—	(22)	22	—
Acquired from franchisees	4	(4)	—	1	(1)	—
Closed	—	(9)	(9)	(4)	(6)	(10)
End of period	455	1,797	2,252	526	1,729	2,255
% of JIB system	20%	80%	100%	23%	77%	100%
% of consolidated system	60%	85%	78%	65%	85%	79%
Qdoba:
Beginning of year	296	319	615	316	311	627
New	13	17	30	19	24	43
Acquired from franchisees	—	—	—	12	(12)	—
Closed	(1)	(12)	(13)	(63)	(15)	(78)
End of period	308	324	632	284	308	592
% of Qdoba system	49%	51%	100%	48%	52%	100%
% of consolidated system	40%	15%	22%	35%	15%	21%
Consolidated:
Total system	763	2,121	2,884	810	2,037	2,847
% of consolidated system	26%	74%	100%	28%	72%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
or
Media Contact:
Brian Luscomb, (858) 571-2291